CERTIFICATE OF INCORPORATION

                               -of-

                        GRACE HOLMES, INC.

                            - - - - - -

           WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

           FIRST: The name of the corporation is

                        GRACE HOLMES, INC.

           SECOND: The principal office of the corporation is to be located in the City of Dover, in the County of Kent, in the State of Delaware. The name of its resident agent is the UNITED STATES CORPORATION COMPANY, whose address is No. 129 South State Street in said city.

           THIRD: The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

                To engage in the mail order business and in any and all other forms of retail selling and merchandising, and in that connection to acquire, produce, assemble, buy, lease, manufacture or otherwise acquire, hold, own, install, equip, replace, maintain, service, import, export, sell, lease or otherwise dispose of, through the use of mail order catalogs or otherwise, and generally deal in and with, as principal, agent, commission merchant, broker, factor or any combination of the foregoing, any and all kinds of goods, wares, merchandise and tangible property used or capable of being used for any purpose whatever and, in connection therewith, to buy, sell, lease, hold and own any and all types of real and personal property that may be necessary or useful to accomplish the foregoing.


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                To manufacture, buy, sell, deal in, and to engage
      in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description necessary or useful for the operations of this corporation.

                To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

                To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.

                To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

                To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

                To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every



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      other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

                To acquire by purchase, subscription or
      otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

                The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

                The enumeration herein of the objects and purposes of this corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.


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           FOURTH: The total number of shares of stock which the
corporation is authorized to issue is two hundred fifty (250), all of which are without par value.

           FIFTH: The minimum amount of capital with which the corporation will commence business is one thousand dollars
($1,000.00).

           SIXTH: The name and place of residence of each of the incorporators is as follows:

           NAME                           RESIDENCE

      Thomas A. McCarthy       50 Broad Street, New York 4, N.Y.
      John E. Quinn            50 Broad Street, New York 4, N.Y.
      John Kirchner            50 Broad Street, New York 4, N.Y.


           SEVENTH: The corporation is to have perpetual existence.

           EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

           NINTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

           (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws, but shall not be less than three.
Election of directors need not be by ballot unless the by-laws so provide.


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           (2)  The Board of Directors shall have power

                (a) Without the assent or vote of the
      stockholders, to make, alter, amend, change, add to, or repeal the By-Laws of this corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon any part of the property of the corporation provided it be less than substantially all; to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends.

                (b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

           (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

           (4) In addition to the powers and authorities herein-before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all


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such acts and things as may be exercised or done by the
corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

           TENTH: No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this corporation is interested; and no contract, act or transaction of this corporation with any person or persons, firm or association, shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested.


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           ELEVENTH: Any person made a party to any action, suit
or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation, shall be indemnified by the corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled by law.

           TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

           IN WITNESS WHEREOF, we have hereunto set our hands and seals, the 4th day of January, 1962.

In presence of:

/s/ Edith Singer                   /s/ Thomas McCarthy        (L.S.)
------------------------           ---------------------------

                                   /s/ John E. Quinn          (L.S.)
                                   ---------------------------
                                   /s/ John Kirchner          (L.S.)
                                   ---------------------------


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STATE OF NEW YORK    )
                     )    ss.:
COUNTY OF NEW YORK   )


           BE IT RECORDED that on this 4th day of January, A.D., 1962, personally came before me, Edith Singer, a Notary Public in and for the County and State aforesaid, Thomas A. McCarthy, John
E. Quinn and John Kirchner, parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be the act and deed of the signers respectively, and that the facts therein stated are truly set forth.

           GIVEN under my hand and seal of office the day and year aforesaid.

                                    /s/ Edith Singer
                                    -----------------------

                                        [seal]